Exhibit 99.2

Staffing 360 Solutions Announces Closing
of $4.7 Million Private Placement

NEW YORK, April 23, 2021 - Staffing 360 Solutions, Inc. (NASDAQ: STAF), a staffing company executing an international buy-integrate-build strategy through the acquisition of staffing organizations in the United States and the United Kingdom, today announced the closing of its previously announced private placement of 4,697.6328 shares of Series F convertible preferred stock at a price of $1,000 per share and warrants to purchase upon to an aggregate of 7,829,388 shares of common stock at an exercise price of $0.60 per share. The Company received gross proceeds from the private placement of approximately $4.7 million.

H.C. Wainwright & Co. acted as the exclusive placement agent for the offering.

The Series F Preferred Stock is convertible into an aggregate of approximately 7,829,388 shares of common stock at a conversion price of $0.60 per share, subject to certain ownership limitations, upon the Company amending its certificate of incorporation to provide for the full conversion of the Series F Preferred Stock, the full exercise of the Warrants and the satisfaction of the minimum bid requirements of the Nasdaq Capital Market (the “Amendment Date”). The Series F Preferred Stock is only entitled to dividends in the event dividends are paid on the Company’s common stock and will not have any preferences over the Company’s common stock, including liquidation rights. The Warrants are exercisable upon the later of the Amendment Date and six months following the closing of the private placement, and will expire five years following the date that the Warrants first become exercisable.

The Company intends to use $1,000,000 of the net proceeds received from the offering for working capital purposes and the remaining proceeds will be used to repay existing debt and/or redeem shares of Series E Convertible Preferred Stock.

The offer and sale of the foregoing securities was made in a transaction not involving a public offering and has not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. Accordingly, the securities may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

Under an agreement with the investors, the Company is required to file an initial registration statement with the Securities and Exchange Commission covering the resale of the shares of the Company’s common stock underlying the Series F Preferred Stock and the Warrants no later than 30 days after today and to use best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than 60 days after the Amendment Date.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is engaged in the execution of an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom. For more information, visit www.staffing360solutions.com.

-Continued-

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as “expect,” “look forward to,” “anticipate” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “project” or words of similar meaning. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified, and include, among others, statements regarding the intended use of net proceeds from the private placement; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation; the Company’s ability to retain the listing of its common stock on the Nasdaq Capital Market; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; weakness in general economic conditions and levels of capital spending by customers in the industries the Company serves; weakness or volatility in the financial and capital markets, which may result in the postponement or cancellation of customer capital projects or the inability of the Company’s customers to pay the Company’s fees; the termination of a major customer contract or project; delays or reductions in U.S. government spending; credit risks associated with the Company’s customers; competitive market pressures; the availability and cost of qualified labor; the Company’s level of success in attracting, training and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations, including the impact of health care reform laws and regulations; the possibility of incurring liability for the Company’s business activities, including, but not limited to, the activities of the Company’s temporary employees; the Company’s performance on customer contracts; negative outcome of pending and future claims and litigation; government policies, legislation or judicial decisions adverse to the Company’s businesses; the Company’s ability to access the capital markets by pursuing additional debt and equity financing to fund its business plan and expenses on terms acceptable to the Company or at all; the Company’s ability to achieve loan forgiveness under Paycheck Protection Program; and the Company’s ability to comply with its contractual covenants, including in respect of its debt agreements, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. The Company does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Investor Relations Contacts:

Terri MacInnis, VP of IR

Bibicoff + MacInnis, Inc.

(818) 379-8500 x2

terri@bibimac.com